American Incorporators Ltd.
1220 M. Market Street, Suite 606
Wilmington, DE  19801

                                                          State of Delaware
                                                         Secretary of State
                                                       Division of Corporations
                                                     Filed 09:00 A.M. 11/12/1998
                                                         981435943 - 2965949

                          CERTIFICATE OF INCORPORATION
                                       OF
                                ArchivalCD, Inc.

FIRST: The name of the Corporation is ArchivalCD, Inc.

SECOND: Its registered office is to be located at 1220 N. Market St., Suite 606,
Wilmington, DE 19801, County of New Castle. The registered agent is American
Incorporators Ltd. whose address is the same as above.

THIRD: The nature of business and purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the
Delaware General Corporation Laws.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is twenty six million (26,000,000). Of such shares, one million (1,000,000) shall be Preferred stock with a par value of $0.01 and twenty five million (25,000,000) shall be Common stock with a par value of
$0.01.

FIFTH: The name and mailing address of the incorporator is as follows:

                                Amanda P. Conway
                          1220 N. Market St., Suite 606
                              Wilmington, DE 19801

SIXTH: The powers of the undersigned incorporator will terminate upon filing of the certificate of incorporation. The name(s) and mailing address of the person(s) who will serve as initial director(s) until the first annual meeting of stockholders or until a successor(s) is elected and qualified are:

                                  Daniel J. Hay
                                1110 Uinta Street
                               Evanston, WY 82930

SEVENTH: Each person who serves or has served as a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General
Corporation Laws of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts stated herein are true, and I have accordingly hereunto set my hand.

                                                        /s/ Amanda P. Conway
                                                          INCORPORATOR
                                                          Amanda P. Conway